Exhibit 10.3
NEWTEK BUSINESS SERVICES, INC.

Employment Agreement with

Craig J. Brunet

PREAMBLE. This Agreement entered into this 13th day of July 2006, by and between Newtek Business Services, Inc. (the “Company”) and Craig J. Brunet (the “Executive”), effective immediately.

WHEREAS, the Executive is to be employed by the Company as an Executive Vice President; and

WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Executive.

NOW, THEREFORE, it is AGREED as follows:

1. Defined Terms

When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Change in Control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote 50% or more of the Company’s voting stock, (ii) the acquisition of the ability to control the election of a majority of the Company’s directors, (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company (the “Existing Board”) cease for any reason to constitute at least one half thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(d) “Code §280G Maximum” shall mean the product of 2.99 and the Executive’s “base amount” as defined in Code §280G(b)(3).

(e) “Company” shall mean Newtek Business Services, Inc., and any successor to its interest.

(f) “Effective Date” shall mean the date of execution referenced in the Preamble of this Agreement.

(g) “Executive” shall mean Craig J. Brunet.

(h) “Good Reason” shall mean any of the following events, which has not been consented to in advance by the Executive in writing: (2) the requirement that the Executive perform his principal executive functions on a permanent and regular basis more than seventy five (75) miles from his primary office (New York, NY) as of the Effective Date; (2) a material reduction in the Executive’s base compensation as the same may be increased from time to time; (3) the failure by the Company to continue to provide the Executive with compensation and benefits provided for on the Effective Date, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the Executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; (4) the assignment to the Executive of duties and responsibilities materially different from those associated with his position on the Effective Date; and (5) a material diminution or reduction in the Executive’s responsibilities or authority in connection with his employment with the Company, except for the well-being of the Company in the judgment of the Board.

(i) “Just Cause” shall mean the Executive’s (1) willful misconduct, (2) breach of fiduciary duty, (3) intentional failure to perform stated duties, conviction of a felony, (4) conviction of a misdemeanor punishable by imprisonment of not less than 6 months, (5) performance of duties in a negligent or reckless manner, (6) material breach of any provision of this Agreement.

2. Employment. The Executive is employed as an Executive Vice President of Strategic Planning and Marketing of the Company. The Executive shall render such management services for the Company and its affiliates as are customarily performed by persons situated in a similar executive capacity and which are consistent with the duties of a senior executive manager. The Executive shall report to the Chief Executive Officer. The Executive shall, with respect to all matters to which he devotes attention, meet with and communicate regularly with other senior management of the Company and its subsidiaries. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company and its subsidiaries. The Executive’s other duties shall be such as the Company's Chief Executive Officer may from time to time reasonably direct, including normal duties as an officer of the Company, participation on an executive management committee of the Company for so long as so constituted by the Chief Executive Officer, and election and/or appointment as a board member or officer of the Company’s current and future principal business subsidiaries.

3. Base Compensation. The Company agrees to pay the Executive during the term of this Agreement a salary at the rate of $240,000 per annum, payable in cash not less frequently than monthly. Additionally, the Board shall review, not less often than annually, the rate of the Executive’s salary and may decide to further increase his salary.

4. Benefits.

(a) Participation in Retirement, Medical and Other Plans. The Executive shall participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b) Executive Benefits; Expenses. The Executive shall participate in any fringe benefits which are or may become available to the Company’s senior management Executives, including for example incentive compensation plans, club memberships, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company, including the Company’s Employee Handbook and Code of Conduct.

5. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on December 31, 2007 or such earlier date as is determined in accordance with Section 10 (the “Term”).

6. Loyalty; Non-competition.

(a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote substantially all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, at the request of the Company or which will not present, in the opinion of the Board, any conflict of interest with the Company or any of its subsidiaries or affiliates, nor unfavorably affect the performance of Executive’s duties pursuant to this Agreement, nor violate any applicable statute, regulation or the CPR. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company, or to the pertinent laws, rules, and regulations of the United States of America, and the State of New York.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company or, solely as a passive or minority investor, in any business.

7. Standards. The Executive shall perform his duties under this Agreement in accordance with (a) such reasonable standards as the Board may establish from time to time, (b) the Company’s Code of Conduct, (c) the Company’s Employee Handbook, and (d) the laws, rules and regulations of the United States of America and the State of New York. The Company will provide Executive with the working facilities and staff customary for similar executives and necessary for him to perform his duties. The Executive shall at all times remain a member in good standing of the bar of the State of New York. All determinations of reasonableness to be made by the Board under this Agreement are to be made in the reasonable and good faith judgment of the Board.

8. Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a) The Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management Executives of the Company, but in no event less than three weeks per annum.

(b) The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Chief Executive Officer.

(c) In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

(d) In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.

9. Indemnification. The Company shall indemnify and hold harmless Executive from any and all loss, expense, or liability that he may incur due to his services for the Company as an officer and or director (including any liability he may ever incur under Code § 4999, or a successor, as the result of severance benefits he may collect pursuant to Sections 10 or 11) during the full Term of this Agreement and shall at all times maintain adequate insurance for such purposes. However, the Company will not indemnify or hold harmless Executive (a) from any and all loss, expense, or liability that he may incur due to Executive’s intentional misconduct, recklessness, dereliction of duty, gross negligence, or negligence, (b) arising from or related to Executive’s employment or representations as an attorney prior to his commencement of employment with Company or (c) arising from or related to conflicts of interest between Company and clients that Executive represented in his prior employment or representations as an attorney prior to Executive’s commencement of employment with Company. This indemnification shall be in addition to the obligations assumed by the Company to provide indemnification to Executive owed to him by Harvest Strategies, LLC in his role as officer and manager of that company prior to the acquisition of the assets and liabilities of Harvest Strategies, LLC.

10. Termination and Termination Pay. Subject to Section 11 hereof, the Executive’s employment hereunder may be terminated under the following circumstances:

(a) Just Cause. The Board, based on a good faith determination and upon written notice, can immediately terminate at any time for just cause the Executive’s employment. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.

(b) Without Just Cause. The Board, upon written notice, can immediately terminate Executive’s employment for a reason other than Just Cause, in which case the Executive shall be paid an amount equal to the balance of compensation provided for by Section 3 hereof for the balance of the Term.

(c) Resignation by Executive with Good Reason. The Executive may at any time upon written notice to the Company, immediately terminate employment for Good Reason, in which case the Executive shall be entitled to receive the following compensation and benefits: (1) the salary provided pursuant to Section 3 of this Agreement, up to the expiration date (the “Expiration Date”) of the Term, including any renewal term, of this Agreement, and (2) the cost to the Executive of obtaining all health, life, disability and other benefits which the Executive would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Company provided for the Executive at the date of termination of employment. Said payment shall be made in monthly payments but shall cease once the Executive accepts new full time employment.

(d) Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment with the Company during the Term of this Agreement, upon at least 60 days’ prior written notice to the Board of Directors, in which case the Executive shall receive only his compensation, vested rights, and Executive benefits up to the date of his resignation without Good Reason.

(e) Retirement, Death, or Disability. If the Executive’s employment terminates during the Term of this Agreement due to his death, a disability that results in his collection of any long-term disability benefits, or retirement at or after age 62, the Executive (or the beneficiaries of his estate) shall be entitled to receive the compensation and benefits that the Executive would otherwise have become entitled to receive pursuant to subsection (d) hereof upon a termination without Good Reason.

(f) Termination Related to Change in Control. In the event this Agreement is terminated as described in subsections (1) or (2) below, Executive shall be entitled to the greater of (x) the balance of the compensation due him under this Agreement for the full Term or (y) base compensation for a six (6) month period:

(1)  termination by the Company within the period beginning three (3) months preceding a Change in Control and ending six (6) months following a Change in Control for any reason; or

(2) termination by the Executive within the 6 month period following a Change in Control for Good Reason.

11. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

12. Trade Secrets; Confidences and Secrets. During the course of Executive’s employment, Executive will come into contact with the Company’s confidential business information, confidential proprietary information, and trade secrets (collectively, the “Trade Secrets”). During the Term of this Agreement and thereafter Executive will maintain the Trade Secrets in confidence and will take no action that will in any way lessen or diminish the Trade Secrets’ confidential and proprietary nature. Executive will in all events protect and preserve the confidential and proprietary nature of the Trade Secrets, whether during the Term of this Agreement or thereafter. Whether during or after the Term of this Agreement or thereafter, Executive will upon reasonable notice account for any and all Trade Secrets in his possession or control, and will, upon reasonable request, (a) turn-over any and all such Trade Secrets in Executive’s possession or control, (b) provide a sworn statement of such Trade Secrets in Executive’s possession or control, (c) provide the Company such access to computers, web-sites, electronic mail boxes and web pages that Executive may possess and/or control in order for the Company to ascertain the extent to which Executive is in possession of the Trade Secrets, and/or (4) provide the Company with a sworn statement that Executive is not in possession or control of such Trade Secrets.

13. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b) Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

14. Corporate Authority. Company represents and warrants that the execution and delivery of this Agreement by it has been duly and properly authorized by the Board and that when so executed and delivered this Agreement shall constitute the lawful and binding obligation of the Company.

15. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

16. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the substantive law of the State of New York, without giving effect to conflict of law principles. Any action, lawsuit, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby expressly waive and forever disclaim the right to a trial before a civil jury.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto with respect to the matters addressed and shall supersede all previous agreements with respect to such matters.

19. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

Witnessed by:	NEWTEK BUSINESS SERVICES, INC.

/s/ Jeffrey G. Rubin	By /s/ Barry Sloane
Its: Chairman, CEO
Witnessed by:

/s/ Michael J. Holden	/s/ Craig J. Brunet
Craig J. Brunet